Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made and entered into as of October 27, 2025 (the “Execution Date”), to be effective as of the Effective Date, by and among The Park National Bank, a national banking association organized and existing under the laws of the United States of America (the “Bank”), and Jeff Agee (“Employee”).

WITNESSETH:

WHEREAS, concurrent with the execution of this Agreement, Park National Corporation, an Ohio corporation and parent company of the Bank (“Parent” and, together with the Bank, “Park”), is entering into an Agreement and Plan of Merger (the “Parent Merger Agreement”) with First Citizens Bancshares, Inc., a Tennessee corporation (“FIZN”), pursuant to which FIZN will merge with and into Parent (the “Parent Merger”); and

WHEREAS, concurrent with the execution of this Agreement and the Parent Merger Agreement, the Bank is entering into an Agreement and Plan of Merger (the “Bank Merger Agreement”) with First Citizens National Bank, a national banking association organized and existing under the laws of the United States of America and the wholly owned banking subsidiary of FIZN (“First Citizens National Bank”, and together with FIZN, “First Citizens”), pursuant to which First Citizens National Bank will merge with and into the Bank (the “Bank Merger” and, together with the Parent Merger, the “Merger”) immediately after the Parent Merger; and

WHEREAS, Employee is currently employed by First Citizens National Bank and FIZN as the Chief Executive Officer and party to that certain Executive Employment Agreement, dated as of January 1, 2023, with FIZN and First Citizens National Bank (the “Prior Agreement”); and

WHEREAS, in connection with the Merger, the parties desire to terminate Employee’s Prior Agreement and enter into an employment agreement as provided herein. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Parent Merger Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth, the Bank and Employee hereby agree as follows:

1.Employment and Termination of Prior Agreement.

(a)Services. Subject to the terms set forth herein, and following the Effective Time of the Merger, the Bank agrees to employ Employee as Chief Executive Officer of the Tennessee Region of the Bank, and Employee hereby accepts such employment. As Chief Executive Officer of the Tennessee Region of the Bank, Employee shall have such authority, perform such duties, and fulfill such responsibilities commonly incident to such positions, as well as those duties that are consistent with Employee’s position that are delegated to Employee by the Chief Executive Officer of the Bank. While employed, Employee shall report to the Chief Executive Officer of the Bank, and Employee shall devote his or her full business time and attention to the business and affairs of the Bank and shall use Employee’s best efforts to advance the interests of the Bank; provided that, Employee may engage in outside activities in accordance with Section 5.

(b)Prior Agreement. Employee and the Bank, by their signatures below, expressly agree that the Prior Agreement shall be terminated and of no further force or effect upon and after the Effective Time of the Merger and the effectiveness of this Agreement, it being the intent of the parties that this Agreement replace the Prior Agreement. Employee hereby waives any and all rights in and to the benefits and rights set forth in the Prior Agreement.

2.Employment Period.

(a)Duration. Subject to Employee’s still being employed as an active payroll employee of First Citizens National Bank and/or FIZN immediately prior to the Effective Time of the Merger, Employee’s period of employment with the Bank under this Agreement shall begin on the calendar day coinciding with the Effective Time of the Merger (the “Effective Date”) and shall continue until December 31, 2026, unless terminated prior thereto by either the Bank or Employee in accordance with Section 6 hereof (such period of employment being the “Employment Period”). For the avoidance of doubt, if Employee is not employed by First Citizens National Bank and/or FIZN immediately prior to the Effective Time of the Merger, this Agreement shall not take effect.

(b)Employment Following Termination of Employment Period. Nothing in this Agreement shall mandate or prohibit a continuation of Employee’s employment following the expiration of the Employment Period hereunder upon such terms and conditions as the Bank and Employee may agree. Should Employee’s employment continue after the Employment Period such employment shall be on an at-will basis unless otherwise agreed by the parties.

3.Compensation. In exchange for the on-going services of Employee hereunder, the Bank shall provide the following:

(a)Base Salary. In consideration of the services performed by Employee during the Employment Period, the Bank shall pay to Employee an annual salary (“Base Salary”) of $560,982. The Base Salary shall be paid in approximately equal installments in accordance with the Bank’s customary payroll practices. Employee’s Base Salary shall be reviewed at least annually during the Employment Period for possible upward adjustment, and Employee’s Base Salary shall not be reduced without Employee’s consent. The term Base Salary, as utilized in this Agreement, shall refer to Base Salary as it may be increased.

(b)Discretionary Bonuses. For each fiscal year of the Bank during the Employment Period, Employee shall be entitled with all other similarly situated management personnel of the Bank to discretionary bonuses as may be authorized, declared and paid to the Bank’s similarly situated employees and shall be determined based on criteria no less favorable than that applicable to other similarly situated employees of Park generally. Except as otherwise provided herein, all such bonuses shall be paid in accordance with the Bank’s customary payroll practices within seventy-five (75) days of declaration.

(c)Long-Term Incentive Compensation. During the Employment Period, Employee shall be eligible to participate in any equity and/or other long-term incentive compensation programs established by Parent or the Bank from time to time for similarly situated employees. Employee’s equity and/or other long-term incentive compensation shall be determined in accordance with Parent’s and the Bank’s standard policies and procedures applicable to other similarly situated management employees of Park generally and shall be determined based on criteria no less favorable than that applicable to other similarly situated employees of Park generally. Employee shall be entitled to receive cash bonuses, as further described in Exhibit A hereto.
(d)Employee Benefit Plans; Paid Time Off.

(i)Benefit Plans. During the Employment Period, Employee shall be an employee of the Bank and shall be entitled to participate, on terms and conditions not less favorable to Employee than other similarly situated employees of the Bank generally, in the Bank’s (A) tax-qualified retirement plans; (B) group life, health and disability insurance plans; and (C) any other employee benefit plans and programs and perquisites in accordance with the Bank’s customary practices with respect to other similarly situated senior employees of the Bank generally; provided that Employee’s participation shall be subject to the terms of such plans and programs (including being a member of the class of employees currently eligible to commence participation in the plan or program); and provided, further, that nothing herein shall limit the Bank’s right to amend or terminate any such plans or programs. Further, and for the avoidance of doubt, Park agrees to honor and continue (1) the First Citizens National Bank Amended and Restated Split Dollar Agreement entered into between Employee and First Citizens National Bank, (2) the First Citizens National Bank Supplemental Executive Retirement Plan entered into between Employee and First Citizens National Bank, and (3) the First Citizens National Bank Imputed Income Tax Reimbursement Agreement, entered into between Employee and First Citizens National Bank, and none of the aforementioned arrangements shall terminate solely on account of termination of this Agreement.

(ii)Paid Time Off. Employee shall be entitled to five (5) weeks of paid vacation time each year during the Employment Period (measured on a fiscal or calendar year basis, in accordance with the Bank’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for similarly situated employees. Unused paid time off granted for use in the immediately preceding annual period may be carried forward into the following year to the extent permitted under the Bank’s policies and procedures and, upon separation of employment, Employee shall be compensated for any unused paid time off to the extent provided for under the Bank’s policies and procedures as applicable to other similarly situated employees of the Bank generally. For the avoidance of doubt, any unused paid time off remaining after being carried forward into the immediately following year shall be forfeited.

(e)Expenses. The Bank shall reimburse Employee for Employee’s ordinary and necessary business expenses and travel and entertainment expenses incurred in connection with the performance of Employee’s duties under this Agreement upon timely presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require.

4.Principal Place of Employment. Employee’s principal place of employment during the Employment Period shall be at 1 First Citizens Place, Dyersburg, TN 38024 or at any location within 30 miles of such principal place of employment or at such other location upon which the Bank and Employee may mutually agree, and subject to travel to such other locations as shall be necessary to fulfill the employment duties.

5. Outside Activities and Board Memberships. During the Employment Period, Employee shall not provide services on behalf of any financial institution or other entity or business that competes with Parent, the Bank or any of their affiliates (each, a “competitive business”), or any subsidiary or affiliate of any such competitive business, as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director; nor shall Employee acquire, by reason of purchase during the Employment Period, the ownership of more than one percent (1%) of the outstanding equity interest in any such competitive business. In addition, during the Employment Period, Employee shall not, directly or indirectly, acquire a beneficial interest, or engage in any joint venture in real estate with Park. Subject to the foregoing, Employee may serve on boards of directors of unaffiliated corporations, subject to approval by the Bank’s Chief Executive Officer, which shall not be unreasonably withheld, and boards of directors of not-for-profit organizations and trade associations, subject to approval by the Bank’s Chief Executive Officer, in accordance with the Bank’s policies and procedures. Except as specifically set forth herein, Employee may engage in personal business and investment activities, including real estate investments and personal investments in the stocks, securities and obligations of other financial institutions (or their holding companies). Notwithstanding the foregoing, in no event shall Employee’s outside activities, services, personal business and investments materially interfere with the performance of Employee’s duties under this Agreement. Nothing in this Section 5 shall limit any of Employee’s obligations under Section 10 hereof.

6. Termination of Employment.

(a)Termination by the Bank without Cause.

(i)The Bank shall have the right to terminate Employee’s employment at any time during the Employment Period without Cause by giving notice to Employee as described in Section 6(a)(i). For sake of clarity, neither termination of Employee’s employment pursuant to Section 6(e) nor upon or after expiration of the Employment Period shall constitute a termination without Cause for purposes of this Section 6.

(ii)In the event that the Bank terminates Employee’s employment during the Employment Period without Cause:

A.The Bank shall pay or provide to Employee any Accrued
Obligations;
B.If such termination occurs other than as provided in Section 6(a)(ii)(C) below, then, subject to Section 6(g), the Bank shall pay to Employee, (I) within sixty (60) days following the date of termination, a lump sum cash payment in an amount equal to one times Employee’s Base Salary (in the amount in effect immediately prior to termination of employment) (the “Severance Payment”), and (II) twelve (12) consecutive monthly cash payments (commencing with the first month following Employee’s termination of employment, and continuing until the twelfth (12th) month following Employee’s termination of employment) each equal to the monthly COBRA premium in effect as of the date of Employee’s termination of employment for the level of coverage in effect for Employee under Park’s group health plan (the “COBRA Payments” and, together with the Severance Payment, the “Severance Benefits”); and

C.If such termination occurs upon or within twenty-four (24) months after a Change in Control, or Employee reasonably demonstrates (or the Bank agrees) that such termination was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, then, subject to Section 6(g), the Bank shall (I) pay to Employee, within sixty (60) days following the date of termination, a lump sum cash payment equal to one and a half times the sum of (x) Employee’s Base Salary immediately prior to termination of employment plus (y) the average of Employee’s last two annual discretionary bonuses authorized pursuant to Section 3(b) (the “CIC Severance Payment”), and (II) pay to Employee on a monthly basis commencing with the first month following Employee’s termination of employment, and continuing until the twelfth month following Employee’s termination of employment, the COBRA Payments (together with the CIC Severance Payment, the “CIC Severance Benefits”).

D.If at the time of termination under this provision the total compensation paid to Employee under this provision is less than the compensation that would have been paid to Employee under the Prior Agreement, Bank shall pay to Employee the difference to equal what would have been paid to Employee under the Prior Agreement.

(b)Termination by the Bank for Cause. The Bank shall have the right to terminate Employee’s employment at any time during the Employment Period for Cause by giving notice to Employee as provided in Section 6(a)(i) hereof. In the event Employee’s employment is terminated for Cause, the Bank’s sole obligation shall be to pay or provide to Employee any Accrued Obligations.

(c)Resignation by Employee without Good Reason. Employee may resign from employment during the Employment Period without Good Reason (as defined below) at any time by giving notice to the Bank as described in Section 6(a)(i). In the event Employee resigns from employment without Good Reason, the Bank’s sole obligation shall be to pay or provide to Employee any Accrued Obligations.

(d)Resignation by Employee for Good Reason. Employee may resign from employment under this Agreement for Good Reason by giving notice to the Bank as described in Section 6(a)(i). In the event Employee resigns from employment for Good Reason, the Bank shall pay or provide to Employee (i) any Accrued Obligations, and (ii) subject to Section 6(g), either (A) the Severance Benefits described in Section 6(a)(ii)(B) or, (B) in the event Employee resigns for Good Reason upon or within twenty-four (24) months after a Change in Control, or Employee reasonably demonstrates (or the Bank agrees) that such termination was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, the CIC Severance Benefits described in Section 6(a)(ii)(C). If at the time of resignation under this provision the total compensation paid to Employee under this Agreement is less than the compensation that would have been paid to Employee under the Prior Agreement, the Bank shall pay to Employee the difference to equal what would have been paid to Employee under the Prior Agreement.

(e)Termination by Reason of Death or Disability of Employee.

(i)In the event of Employee’s death during the Employment Period, the Bank shall (i) pay to Employee’s legal representatives any Accrued Obligations and (ii) if the total compensation paid to Employee under this provision is less than the compensation that would have been paid to Employee under the Prior Agreement, Bank shall pay to Employee’s legal representative the difference to equal the total of what would have been paid under the Prior Agreement. Such payment shall be paid in one lump sum within 180 days after Employee’s death.
(ii)The Bank shall be entitled to terminate Employee’s employment due to Employee’s Disability (as hereinafter defined). If Employee’s employment hereunder is terminated during the Employment Period due to Employee’s Disability, the Bank shall (i) pay to Employee any Accrued Obligations and (ii) if at that time the total compensation paid to Employee under this provision is less than the compensation that would have been paid to Employee under the Prior Agreement, Bank shall pay to Employee the difference to equal what would have been paid to Employee under the Prior Agreement. Such payment shall be made in one lump sum within 180 days after Employee is determined to be permanently disabled for purposes of Park’s long-term disability plan or policy that covers Employee.

(f)Notice; Effective Date of Termination. Notice of termination of employment during the Employment Period shall be communicated by or to Employee (on one hand) or the Bank (on the other hand) in writing in accordance with Section 15. Termination of Employee’s employment during the Employment Period (the “Termination Date”) shall be effective on the earliest of:
(i)immediately after the Bank gives notice to Employee of Employee’s termination without Cause, unless the parties agree to a later date, in which case, termination shall be effective as of such later date;

(ii)immediately upon termination of Employee’s employment for Cause;

(iii)immediately upon Employee’s death;

(iv)in the case of termination by reason of Employee’s Disability, the date on which Employee is determined to be permanently disabled for purposes of Park’s long-term disability plan or policy that covers Employee; or

(v)thirty (30) days after Employee gives written notice to the Bank of Employee’s resignation from employment under this Agreement (including for Good Reason), provided that the Bank may set an earlier termination date at any time prior to the date of termination of employment, in which case Employee’s resignation shall be effective as of such other date.

(g)General Release of Claims. Employee shall not be entitled to any of the Severance Benefits pursuant to Section 6(a)(ii)(B) or the CIC Severance Benefits pursuant to Section 6(a)(ii)(C) or 6(d) in the event Employee’s employment terminates without Cause or for Good Reason, unless, in each case, (i) Employee has executed and delivered to the Bank a general release of claims (in the form attached hereto as Exhibit B) (the “Release”) and (ii) such Release has become irrevocable under the Age Discrimination in Employment Act not later than fifty-two (52) days after the Termination Date. Employee’s entitlement to the Severance Benefits or CIC Severance Benefits, as applicable, are further conditioned upon complying with the terms of Sections 6(k), 9, and 10(a) hereof, subject to written notice by the Bank and a reasonable opportunity for Employee to cure, if subject to cure. The Bank shall deliver to Employee a copy of the Release after the Termination Date pursuant to Section 6(a) or 6(d) hereof. In the event that the fifty-two (52) day period referenced above begins and ends in different taxable years of Employee, any payments or benefits under this Agreement that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the payment or settlement of which is conditioned on the effectiveness of the Release shall be paid in the later taxable year.

(h)No Other Severance Benefits. Employee acknowledges and agrees the Severance Benefits or CIC Severance Benefits, as applicable, and other rights and benefits provided under this Agreement upon termination, are in lieu of, and not in addition to, any payments and/or benefits to which Employee may otherwise be entitled under any severance plan, policy or program of Park; provided, however, that if the Employee continues in the employ of Park following the Employment Period pursuant to Section 2(b), the Employee shall be eligible for participation under any severance plan, policy or program of Park then maintained for employees generally.

(i)Payment of Obligations. Notwithstanding anything to the contrary herein, any payment obligation of the Bank under this Agreement may be satisfied in whole or in part by payment by Parent, the Bank or any affiliate, and any such payment shall, for purposes of this Agreement, be treated as if made by the Bank.

(j)Resignation from Positions. Upon termination of Employee’s employment for any reason, Employee shall promptly (i) resign from all positions (including, without limitation, any management, officer or director position) with Park and its affiliates and (ii) relinquish any power of attorney, signing authority, trust authorization or bank account signatory authorization that Employee may hold on behalf of Park or its affiliates. Employee’s execution of this Agreement shall be deemed the grant by Employee to the officers of Parent and the Bank of a limited power of attorney to sign in Employee’s name and on Employee’s behalf such documentation as may be necessary or appropriate for the limited purposes of effectuating such resignations and relinquishments.

(k)Return of Property. On or before the termination date, or at any time upon the Bank’s request, Employee shall return to the Bank any and all Park property, including but not limited to any computer or other electronic equipment, and any documents, files, computer records, or other materials belonging to, or containing confidential or proprietary information obtained from, Park that are in Employee’s possession, custody, or control, including but not limited to any such materials that may be at Employee’s home or that may be stored on any electronic devices not belonging to Park. Upon the request of the Bank, Employee shall destroy any copies, including electronic copies, of any Park information, including any Park confidential information, as described in Section 9 of this Agreement.

7.Golden Parachute Limit. Notwithstanding any other provision of this Agreement, in the event that any portion of the CIC Severance Benefits or any other payment or benefit received or to be received by Employee in connection with a “change in ownership or control” (within the meaning of Section 280G of the Code) of Parent occurring following the Effective Date (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax. All determinations required to be made under this Section 7 shall be made by tax counsel or a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code selected by the Bank prior to a Change in Control and reasonably acceptable to Employee (“Tax Counsel”), which determinations shall be conclusive and binding on Employee and the Bank absent manifest error. All fees and expenses of Tax Counsel shall be borne solely by Park. Prior to any reduction in Employee’s Total Benefits pursuant to this Section 7, Tax Counsel shall provide Employee and the Bank with a report setting forth its calculations and containing related supporting information. In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the COBRA Payments, (ii) the CIC Severance Payment, (iii) any other portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity awards), (iv) Total Benefits that are subject to Section 409A of the Code in reverse order of payment, and (v) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of equity awards. The parties hereto hereby elect to use the applicable federal rates that are in effect on the date this Agreement is entered into for purposes of determining the present value of any payments provided for hereunder for purposes of Section 280G of the Code. In connection with making determinations under this Section 7, the Tax Counsel shall take into account the value of any reasonable compensation for services to be rendered by Employee before or after the Change in Control, including any noncompetition provisions that may apply to Employee, and the Bank shall cooperate in the valuation of any such services, including any noncompetition provisions.

8.Certain Definitions.

(a)“Accrued Obligations” means (i) any accrued and unpaid Base Salary of Employee through the date of termination of employment, payable pursuant to the Bank’s standard payroll policies, (ii) any declared and unpaid bonus of Employee for any completed fiscal year prior to the date of termination of employment, (iii) any compensation and benefits to the extent payable to Employee based on Employee’s participation in any compensation or benefit plan, program or arrangement of the Bank through the date of termination of employment, payable in accordance with the terms of such plan, program or arrangement, and (iv) any expense reimbursement to which Employee is entitled under the Bank’s standard expense reimbursement policy (as applicable) and Sections 3(e) and 11 hereof.

(b)“Cause” means Employee’s failure or refusal to substantially perform Employee’s duties hereunder, refusal to comply with Park’s policies, procedures, practices or directions, personal dishonesty, gross negligence, willful misconduct, conviction of a felony, breach of fiduciary duty involving personal profit, a breach of Parent’s or the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Bank’s Board of Directors will likely cause substantial financial harm or substantial injury to the reputation of Parent or the Bank, willfully engaging in actions that in the reasonable opinion of the Bank’s Board of Directors will likely cause substantial financial harm or substantial injury to the business reputation of Parent or the Bank, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, failure or refusal to cooperate in the investigation, defense, or settlement of any claims or threatened claims relating to sexual misconduct or harassment, discrimination or similar claims (or a pattern thereof) involving or relating to, or witnessed by, Employee or material breach of any provision of this Agreement. For purposes hereof, no act or failure to act, on the part of Employee, shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without an objectively reasonable belief that Employee’s action or omission was in the best interests of Parent and the Bank. Any act, or failure to act based upon the direction of the Bank’s Board of Directors or based upon the advice of counsel for Parent or the Bank shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Parent and the Bank.

(c)“Change in Control” means the occurrence of any of the following after the Effective Date:
(i)any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any employee benefit plan of Park or any affiliate, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing twenty-five percent (25%) or more of the combined voting power of Parent’s outstanding securities; or

(ii)individuals who constitute Parent’s Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by Parent’s stockholders was approved by the Nominating and Corporate Governance Committee serving under an Incumbent Board, shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board; or

(iii)Parent consummates a merger, consolidation, share exchange, division or other reorganization or transaction of Parent (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power immediately after such Fundamental Transaction of (A) Parent’s outstanding securities, (B) the surviving entity’s outstanding securities, or (C) in the case of a division, the outstanding securities of each entity resulting from the division; or

(iv)the shareholders of Parent approve a plan of complete liquidation or winding up of Parent; or

(v)the consummation of an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of Parent’s or the Bank’s assets.

(d)“Disability” means that, subject to Park’s obligations to Employee vis-à-vis the Americans with Disabilities Act (“ADA”), the Americans with Disabilities Act Amendments

Act, and analogous state law, Employee is deemed permanently disabled for purposes of Park’s long-term disability plan or policy that covers Employee.

(e)“Good Reason” means the occurrence of any of the following events (without Employee’s consent):
(i)a material reduction of any element of the compensation and benefits required to be provided to Employee in accordance with any of the provisions of Section 3;

(ii)a material adverse change in Employee’s functions, duties, or responsibilities with the Bank, which change would cause Employee’s position to become one of materially lesser responsibility, importance or scope; or

(iii)a material breach of this Agreement by the Bank.

Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless
(A) Employee shall have given written notice of such event to the Bank within ninety (90) days after the initial occurrence thereof, (B) the Bank shall have failed to cure the situation within thirty (30) days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties), and (C) Employee terminates employment within thirty (30) days after expiration of such cure period.

9.Confidentiality. In the course of Employee’s employment with the Bank and involvement with Park and its affiliates, Employee has obtained, or may obtain, secret or confidential information, knowledge or data concerning Park’s and its affiliates’ businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures and other nonpublic matters, or concerning those of third parties and which has not been voluntarily disclosed to the public by Park or any of its employees or agents, other than the Employee, which has not been independently developed and disclosed by others; or which has not otherwise entered the public domain through lawful means. Employee shall hold in a fiduciary capacity for the benefit of Park and its affiliates, all secret or confidential information, knowledge or data relating to Park or any of its affiliated companies, and their respective businesses, which shall have been obtained by Employee during Employee’s employment by the Bank or any of its affiliates and which shall not be or become public knowledge (other than by acts by Employee or representatives of Employee in violation of this Agreement). All records, files, memoranda, reports, customer lists, documents and the like (whether in paper or electronic format) that Employee has used or prepared during Employee’s employment shall remain the sole property of Park and shall be promptly returned to Park’s premises upon any termination of employment. After termination of Employee’s services with Park, Employee shall not, without the prior written consent of the Bank or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Bank and those designated by it. The confidentiality provision contained herein is in addition to and not in limitation of Employee’s duties as an officer or director under applicable law. For purposes of this Section 9 and Section 10, references to Parent, the Bank, Park and their affiliates shall include their predecessor and any successor entities. Notwithstanding the foregoing, Employee will not be held criminally or civilly liable under any federal or state trade secret law for a disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law;

or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and protected from public disclosure. Further, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any federal Inspector General, from making any disclosure of the factual foundation of sexual assault or sexual harassment, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of Park to make any such reports or disclosures and is not required to notify Park that he has made such reports or disclosures.

10.Nonsolicitation; Post-Termination Cooperation.

(a)Employee hereby covenants and agrees that, while employed and for a period of eighteen (18) months following Employee’s termination of employment with Park for any reason, or in the event that a court of competent jurisdiction determines that eighteen (18) months is overbroad and unenforceable, for twelve (12) months following the termination of Employee’s employment for any reason, or in the event that a court of competent jurisdiction determines that twelve (12) months is overbroad and unenforceable, for nine (9) months following the termination of Employee’s employment for any reason, Employee shall not, without the prior written consent of the Bank, either directly or indirectly, (i) induce or attempt to induce any employee or independent contractor of Parent, the Bank or any of their respective affiliates to leave Parent, the Bank or any such affiliate, (ii) hire any person who was an employee or independent contractor of Parent, the Bank or any of their respective affiliates until six (6) months after such individual’s relationship with Parent, the Bank or such affiliate has been terminated, or (iii) induce or attempt to induce any client, customer or other business relation (whether (A) current, (B) former, within the six (6) months after such relationship has been terminated or (C) prospective, provided that there are demonstrable efforts or plans to establish such relationship about which Employee has special or unique knowledge or in which Employee played a substantial role) of Parent, the Bank or any of their respective affiliates to cease doing business or to reduce the amount of business they have customarily done or contemplate doing with Parent, the Bank or any such affiliate, whether or not the relationship between Parent, the Bank or any such affiliate and such client, customer or other business relation was originally established, in whole or in part, through Employee’s efforts, or in any way interfere with the relationship between any such client, customer or business relation, on the one hand, and Parent, the Bank or any such affiliate, on the other hand.

(b)During the Employment Period and following the cessation of Employee’s employment for any reason, Employee shall, upon reasonable notice, (i) furnish such information and assistance to Parent, the Bank and/or their respective affiliates, as may reasonably be requested by Parent, the Bank or such affiliates, with respect to any matter, project, initiative or effort for which Employee is or was responsible or has relevant knowledge or had substantial involvement in while employed by Parent or the Bank under this Agreement, and (ii) cooperate with Parent, the Bank and their respective affiliates during the course of all third-party proceedings arising out of Parent, the Bank and their respective affiliates’ business about which Employee has knowledge or information.

(c)Employee acknowledges and agrees that: (i) the purposes of the foregoing covenants are to protect the goodwill and trade secrets and confidential information of Parent, the

Bank and their respective affiliates; and (ii) because of the nature of the business in which Parent, the Bank and their respective affiliates are engaged, and because of the nature of the trade secrets and confidential information to which Employee has access, it would be impractical and excessively difficult to determine the actual damages of Parent, the Bank and their affiliates in the event Employee breached any of the covenants of Section 9 or this Section 10. Employee acknowledges that Park would be irreparably injured by a violation of Section 9 or this Section 10, and that it is impossible to measure in money the damages that will accrue to Park by reason of a failure by Employee to perform any of Employee’s obligations under Section 9 or this Section 10. Accordingly, if Parent, the Bank or their affiliates institutes any action or proceeding to enforce any of the provisions of Section 9 or this Section 10, to the extent permitted by applicable law, Employee hereby waives the claim or defense that Parent, the Bank or their affiliates have an adequate remedy at law, and Employee shall not urge in any such action or proceeding the defense that any such remedy exists at law. Furthermore, in addition to other remedies that may be available (including, without limitation, termination of the obligation for the Bank to pay compensation or benefits hereunder due to Employee’s failure to comply in all material respects with the restrictive covenants in Section 9 or 10(a), subject to written notice by the Bank and a reasonable opportunity for Employee to cure, if subject to cure), Parent, the Bank and their affiliates shall be entitled to specific performance and other injunctive relief, without the requirement to post a bond. If any of the covenants set forth in Section 9 or this Section 10 are finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining covenants shall not be affected thereby. Any termination of Employee’s services or of this Agreement shall have no effect on the continuing operation of Section 9 and this Section 10, which shall survive in accordance with their terms.

11.Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and Park shall administer and interpret this Agreement in accordance with such requirements. If any provision contained in this Agreement conflicts with the requirements of Section 409A of the Code (or the exemptions intended to apply under this Agreement), this Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exemptions thereto). Notwithstanding anything to the contrary herein, for purposes of determining Employee’s entitlement to the payment or receipt of amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, Employee’s employment shall not be deemed to have terminated unless and until Employee incurs a “separation from service” as defined in Section 409A of the Code. Reimbursement of any expenses provided for in this Agreement shall be made promptly upon presentation of documentation in accordance with Park’s policies with respect thereto as in effect from time to time (but in no event later than the end of the calendar year following the year such expenses were incurred); provided, however, that in no event shall the amount of expenses eligible for reimbursement hereunder during a calendar year affect the expenses eligible for reimbursement in any other taxable year. Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code is payable or provided due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and Employee is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and related Park procedures), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the date that is six (6) months after the date of Employee’s separation from service (or, if earlier, the date of Employee’s death). Any installment payments that are delayed pursuant to this Section 11 shall be accumulated and paid in a lump sum on the first day of the seventh month following the date of Employee’s separation from service (or, if earlier, upon Employee’s death), and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement. The Severance Benefits and CIC Severance Benefits are intended not to constitute deferred compensation subject to Section 409A of the Code to the extent such Severance Benefits or CIC Severance Benefits are covered by (a) the “short-term deferral exception” set forth in Treas. Reg. § 1.409A-1(b)(4), (b) the “two times severance exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(iii), or (c) the “limited payments exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(v)(D). The short-term deferral exception, the two times severance exception and the limited payments exception shall be applied to the Severance Benefits or CIC Severance Benefits, as applicable, in order of payment in such manner as results in the maximum exclusion of such Severance Benefits or CIC Severance Benefits, as applicable, from treatment as deferred compensation under Section 409A of the Code. Each installment of the Severance Benefits or CIC Severance Benefits, as applicable, and any other payments or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code shall be deemed to be a separate payment for purposes of Section 409A of the Code. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement.

12.Additional Termination and Suspension Provisions

(a)If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1818(e)(3) and (g)(1)), all obligations of Parent and the Bank under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Parent and the Bank may in their discretion (but subject in all events to the requirements of Code Section 409A), (i) pay Employee all of the compensation withheld while Parent’s and the Bank’s obligations under this Agreement were suspended and (ii) reinstate (in whole) any of Parent’s and the Bank’s obligations which were suspended, and in exercising such discretion, Parent and the Bank shall consider the facts and make a decision promptly following such dismissal of charges and act in good faith in deciding whether to pay any withheld compensation to Employee, and to reinstate any suspended obligations of Parent and the Bank.

(b)If Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1818(e)(4) or (g)(1)), all obligations of Parent and the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(c)If the Bank is in default, as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1813(x)(1)), all obligations of Parent and the Bank under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.

(d)All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Office of the Comptroller of the Currency or other applicable banking regulator (the “Regulator”), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, as amended; or (ii) by the Regulator, at the time the Regulator approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Regulator to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(e)If, after the Effective Date:

(i)any regulation applicable to Parent or the Bank is amended or modified, or if any new regulation applicable to Parent or the Bank becomes effective, and such amended, modified, or new regulation requires the inclusion in this Agreement of a provision not presently included in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent necessary to give effect in this Agreement to any such amended, modified or new regulation; and

(ii)any regulation applicable to Parent or the Bank is amended or modified, or if any new regulation applicable to Parent or the Bank becomes effective, and such amended, modified, or new regulation permits the exclusion of a limitation in this Agreement on the payment to Employee of an amount or benefit provided for presently in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent permissible to exclude from this Agreement any such limitation previously required to be included in this Agreement by a regulation prior to its amendment, modification or repeal.

13.Arbitration. Other than requests to a court by either party for injunctive relief under Sections 9 or 10 of this Agreement, any dispute or controversy arising out of, under, in connection with, or relating to this Agreement or any amendment hereof shall be submitted to binding arbitration before one arbitrator in the State of Ohio or, if the arbitrator determines that the State of Ohio is prohibitively inconvenient for Employee, then such arbitration may be transferred to and heard in the state in which Employee principally performs services for Bank. The arbitration shall proceed in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association for expedited arbitration, and any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All court injunctive matters permitted hereunder shall be litigated exclusively within a state or federal court located within the State of Ohio, and the parties hereby consent to the jurisdiction and venue thereof.

14.Indemnification and Insurance

(a)To the extent that Park provides its employees who are similarly situated to the Employee with coverage under a directors’ and officers’ liability insurance policy, Park shall provide such coverage to Employee on substantially the same basis. The Bank shall indemnify Employee (and Employee’s heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Employee in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of Employee’s having been an employee of the Bank (whether or not Employee continues to be an employee at the time of incurring such expenses or liabilities and for a period of six years following Employee’s termination of employment with Park), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Bank’s Board of Directors). Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

(b)Notwithstanding the foregoing, no indemnification shall be made by the Bank unless Park gives the Regulator, to the extent required, at least sixty (60) days’ notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the Bank’s Board of Directors shall be sent to the Regulator, to the extent required. The notice period for any such notice shall run from the date of such receipt. No such indemnification shall be made if the Regulator advises Park in writing within such notice period, of its objection thereto. Park acknowledges that it has an affirmative duty to the Employee to provide timely notice to the Regulator to give effect to the intent of this Section 14.

15.Notices. The persons or addresses to which notices, mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section. Any notice or other communication given pursuant to the provisions of this Section shall be deemed to have been given (a) if sent by messenger, upon personal delivery to the party to whom the notice is directed; (b) if sent by reputable overnight courier, one business day after delivery to such courier; (c) if sent by facsimile or email, on the date it is actually received; and (d) if sent by mail, three business days following deposit in the United States mail, properly addressed, postage prepaid, certified or registered mail with return receipt requested. All notices required or permitted to be given hereunder shall be addressed as follows:

If to Employee:	At the address most recently on the books and records of the Bank.

If to Parent or the Bank:	Park National Corporation or
The Park National Bank, as applicable

One First Citizens Place
200 W Court St
Dyersburg, TN 38024
Attention: Chief Financial Officer

16.Amendment. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

17.Miscellaneous

(a)Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Employee, his legal representatives and estate and intestate distributees, and Parent the Bank and their successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of Parent or the Bank, as applicable, may be sold or otherwise transferred. Any such successor of Parent or the Bank shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as Parent or the Bank, as applicable, and Employee’s obligations hereunder shall continue in favor of such successor.

(b)Survival; Severability. The obligations of Park and Employee under Sections 6(g), 6(j), 6(k), 9, 10, 11, 12, 13, 14, 15 and 17 shall survive the termination of the Employment Period and this Agreement. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

(c)Waiver. Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

(d)Counterparts. This Agreement may be executed in two or more counterparts by original signature, facsimile or any generally accepted electronic means (including transmission of a pdf containing executed signature pages), each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

(e)Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern. Any payments made to Employee pursuant to this Agreement or otherwise are subject to all applicable banking laws and regulations, including, without limitation, 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

(f)Withholding. Parent and the Bank may withhold from any amounts payable to Employee hereunder all federal, state, city or other taxes that Parent or the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that Employee shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(g)Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise specified. Where appropriate herein, the references to the masculine gender shall include the feminine and neuter, the singular shall include the plural and the plural the singular, in each case as the context may require.

(h)Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including without limitation, the Prior Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and Employee has hereunto set his hand, all as of the Execution Date specified above.

THE PARK NATIONAL BANK

By: __/s/ David L. Trautman_____________
Name: David L. Trautman
Title: Chairman and Chief Executive Officer

EMPLOYEE

___/s/ Jeff Agee_____________________
Jeff Agee

[Signature Page to Employment Agreement]

Exhibit A
CASH BONUS AWARDS

Cash Bonuses: $796,337, payable to Employee in a single sum within 30 days following the Effective Date, and $876,000, payable to Employee in a single sum on December 31, 2026.

Exhibit B
RELEASE AGREEMENT

THIS RELEASE AGREEMENT (hereinafter “Agreement”) is made and entered into on the day of , 20 by and between Park National Corporation (the “Company”), The Park National Bank (the “Bank” and, together with the Company, “Park”) and Jeff Agee (“Employee”).

WHEREAS, the Bank and Employee are parties to an Employment Agreement, dated as of October 27, 2025 (the “Employment Agreement”), pursuant to which Employee is eligible, subject to the terms and conditions set forth in the Employment Agreement, to receive certain compensation and benefits in connection with certain terminations of Employee’s services to Park.

NOW, THEREFORE, in consideration of Park agreeing to provide the compensation and benefits provided for in Sections 6(a)(ii)(B), 6(a)(ii)(C) or 6(d) of the Employment Agreement to Employee and of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:

1.In exchange for the consideration referenced above, Employee hereby completely, irrevocably, and unconditionally releases and forever discharges Parent, the Bank and any of their predecessor or affiliated companies, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from, and covenants not to sue or initiate any legal proceedings regarding, any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Employee at any time heretofore had or claimed to have or which Employee may have or claim to have regarding events that have occurred as of the Effective Date of this Agreement, including, without limitation, those based on: any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act of 1974, as amended (provided that this release does not extend to any vested benefits of Employee under Park’s pension and welfare benefit plans as of the date of Employee’s termination of services); the Civil Rights Act of 1964, as amended (race, color, religion, sex and national origin discrimination and harassment); the Civil Rights Act of 1966 (42 U.S.C. § 1981) (discrimination); the Age Discrimination in Employment Act of 1967, as amended (hereinafter “ADEA”); the Older Workers Benefit Protection Act, as amended; the ADA; § 503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act, as amended (wage and hour matters); the Family and Medical Leave Act, as amended; the Genetic Information Non-Discrimination Act; the Fair Credit Reporting Act; the Uniformed Service Employment and Reemployment Rights Act; the Worker Adjustment and Retraining Notification Act; any other federal, state, or local laws or regulations regarding employment discrimination or harassment, wages, insurance, leave, privacy or any other matter, including those of the State of Ohio or any other U.S. State; any negligent or intentional tort; any contract, policy or practice (implied, oral, or written); or any other theory of recovery under federal, state, or local law, including, but not limited to, any and all claims which Employee may now have or may have had, arising from or in any way whatsoever connected with Employee’s employment, service, or contacts, or termination of Employee’s employment, with Park or any other of the Released Parties; as well as any and all claims for compensatory or punitive damages, back pay, front pay, fringe benefits, attorneys’ fees, costs, expenses or other equitable relief.

Notwithstanding the foregoing, the released claims do not include, and this Agreement does not release, any: (a) rights to compensation and benefits provided under Section 3 of the Employment Agreement; and (b) rights to indemnification Employee may have under applicable law, the regulations or articles of incorporation of the Company, any applicable director and officer liability policy or under the Employment Agreement, as a result of having served as an officer or director of Parent, the Bank or any of its affiliates. The parties also agree that the release provided by Employee in this Agreement does not include a release for (i) any rights or claims that arise after Employee signs this Agreement; (ii) any claim to challenge the release under the ADEA or Older Workers’ Benefit Protection Act (“OWBPA”); or (iii) any rights that cannot be waived by operation of law.

Employee further acknowledges and agrees that he has not filed, assigned to others the right to file, reported, or provided information to a government agency, nor are there pending, any complaints, charges, or lawsuits by or on his behalf against Park or any Released Party with any governmental agency or any court, except for any filings, reports or information he may have made or provided pursuant to Section 21F of the Exchange Act or other applicable whistleblower laws or regulations. In addition, Employee understands that nothing contained in this Agreement limits Employee’s ability to report (by way of filing a charge or complaint, or otherwise) possible violations of law or regulation, or make other legally-protected disclosures under applicable whistleblower laws or regulations (including pursuant to Section 21F of the Exchange Act), without notice to or consent from the Company, to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to such Government Agencies, without notice to Parent or the Bank.

To the extent permitted by law, Employee agrees that Employee will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties. To the extent permitted by law, Employee agrees that Employee will not accept any monetary remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement. However, nothing in this Agreement prohibits or shall be construed to prohibit Employee from receiving a reward from the SEC pursuant to Section 21F of the Exchange Act and the regulations thereunder or, to the extent required by law, from another government agency pursuant to another applicable whistleblower law or regulation in connection therewith.

2.OWBPA/ADEA Waiver:

(a)Employee acknowledges that Park has advised Employee in writing to consult with an attorney of Employee’s choice before signing this Agreement, and Employee has been given the opportunity to consult with an attorney of Employee’s choice before signing this Agreement.

(b)Employee acknowledges that Employee has been given the opportunity to review and consider this Agreement for up to twenty-one (21) days (or forty-five (45) days in the event of a group termination or exit incentive program) before signing it, and that, if Employee has signed this Agreement in less than that time, Employee has done so voluntarily in order to obtain sooner the benefits of this Agreement.

(c)Employee further acknowledges that Employee may revoke this Agreement within seven (7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired. To be effective, any such revocation must be in writing and delivered to Company’s principal place of business by the close of business on the seventh (7th) day after signing the Agreement and must expressly state Employee’s intention to revoke this Agreement. Provided that Employee does not timely revoke this Agreement, the eighth (8th) day following Employee’s execution hereof shall be deemed the “Effective Date” of this Agreement.

3.This Agreement shall not in any way be construed as an admission by the Company or the Bank of any acts of unlawful conduct, wrongdoing or discrimination against Employee, and the Company and the Bank specifically disclaims any liability to Employee on the part of itself, its employees, and its agents.

4.This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the parties hereto.

5.The Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflict of laws. Any disputes arising hereunder shall be resolved in accordance with Section 13 of the Employment Agreement.

6.Employee hereby acknowledges that Employee has read and understands the terms of this Agreement and that Employee signs it voluntarily and without coercion. Employee further acknowledges that Employee was given an opportunity to consider and review this Agreement and the waivers contained in this Agreement, that Employee has done so and that the waivers made herein are knowing, conscious and with full appreciation that Employee is forever foreclosed from pursing any of the rights so waived.

7.The Agreement may be signed in counterparts, and each counterpart shall be considered an original for all purposes.

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, Parent and the Bank have caused this Agreement to be executed by a duly authorized officer, and Employee has executed this Agreement, as of the date first written above.

JEFF AGEE

PARK NATIONAL CORPORATION

By:
Name:
Title:

THE PARK NATIONAL BANK

By:
Name:
Title: